Exhibit 99.1

Brooke Franchise Corporation Announces Selected February Results

OVERLAND PARK, Kan., March 16 /PRNewswire-FirstCall/ -- Shawn Lowry, president of Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected February 2006 results.

Lowry announced that Brooke Franchise Corporation assisted franchisees in the startup and acquisition of businesses in February in the states of California, Colorado, Florida, Michigan, Missouri and Texas. Brooke Franchise Corporation added six startup franchise locations, one company developed location and one conversion franchise location in February, and received approximately $1,461,000 in fees, consisting of $935,000 in initial franchise fees for basic services, $200,000 for initial fees from buyers assistance programs and $326,000 in other associated fees.

Additionally, Lowry announced Brooke Franchise Corporation received profit-sharing commissions totaling approximately $2,400,000 from insurance companies in February 2006. The amount of profit-sharing commissions is important to the company because profit-sharing commissions, like initial franchise fees, significantly impact Brooke Franchise Corporation’s profitability.

Lowry also announced a decrease in same-store sales for all startup franchises and those converted franchises in the system more than 24 months of approximately 2.5 percent for the 12 months ending Feb. 28, 2006. Same-store sales calculations exclude profit-sharing commissions.

Lowry also noted that Brooke Brokerage Corporation, which provides consulting services unrelated to the franchise business, received approximately $51,000 in non-franchise related consulting fees during February 2006.

About our company. . . Brooke Franchise Corporation distributes insurance, financial and funeral services through a network of more than 560 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and related services more efficiently than others if supported by a franchise system.

E-mail distribution. . . To receive electronic press release alerts, visit the “Investor Relations” section of the Brooke Corporation Web site at http://www.brookecorp.com and subscribe to our “E-mail Alerts” online.

This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
     -0-                              03/16/2006
     /CONTACT: Anita Larson, of Brooke Corporation, larsa@brookecorp.com, +1-913-661-0123/
     /Web site:  http://www.brookecorp.com /
     (BXXX)